Exhibit 99.1

FS Bancorp, Inc. Announces CEO Succession Plan

Retiring Chief Executive Officer Joe Adams Remains CEO of FS Bancorp until May 2026;
Matt Mullet Named President and CEO of 1st Security Bank and will continue as President of FS Bancorp.
Mountlake Terrace, WA, August 15, 2025 – FS Bancorp, Inc. (the “Company”) (NASDAQ: FSBW), the holding company for 1st Security Bank of Washington (“1st Security Bank” or “Bank”) announced today that it has named Matthew D. Mullet President and CEO of 1st Security Bank, effective September 1, 2025. Joseph C. Adams, who has served as CEO of the Bank since 2004, will be retiring from that position, effective September 1, 2025.   Matt Mullet has served as President of 1st Security Bank and of FS Bancorp, Inc. since July 2024 and will also continue in those roles.
Joe Adams, who is retiring as CEO of the Bank on September 1, 2025, will continue to serve as CEO of FS Bancorp, Inc., a position he has held since 2012.
“On behalf of our Board and entire organization, I extend our deep appreciation to Joe Adams for his  leadership, which has been instrumental in driving our growth, preserving our mission, and building shareholder value over the past 22 years,” said Ted Leech, Chairman of the Board of Directors of the Company. Ted Leech further added, “This succession in executive leadership has been carefully planned by the Board and we are pleased to announce that Joe Adams will be succeeded by Matt Mullet.  We have the utmost confidence in Matt, who has served the Bank extremely well for the past fourteen years and has already demonstrated the strength of his leadership skills, the depth of his knowledge of the Bank’s operations and his knowledge of the communities we serve.”
Joe Adams stated, “Matt is the right choice to serve as CEO.  He has proven himself as a leader, rising through successive executive positions at the Company and at the Bank, producing strong results and building effective teams.”  Adams continued, “Matt’s extensive financial services experience and deep knowledge of 1st Security, community banking, and our marketplace, make him uniquely qualified to lead our organization for the future.  Most importantly, Matt is the perfect cultural fit.  He lives our Core Values every day and is the epitome of Smart, Driven and Kind.”
Over the course of his banking career, Matt has held a variety of executive leadership positions, and his experience includes home lending credit and secondary marketing, liquidity management, risk management, facilities, operations, inside sales management, credit, finance, strategic planning and interest rate risk management.  He is a cum laude graduate of University of Washington. He began his banking career in June 2000 as a financial examiner with the Washington State Department of Financial Institutions, Division of Banks. In 2004, Matt accepted a position at Golf Savings Bank in Mountlake Terrace. He served in a variety of capacities at Golf and was appointed Chief Financial Officer in 2007. After the Golf Savings Bank merger with Sterling Savings Bank, he held the position of Senior Vice President of the Home Loan Division at Sterling, until resigning in 2011 to join 1st Security Bank as a Senior Vice President, Business Development officer.  Within two months of joining the Bank, Matt was promoted to Chief Financial Officer and held that title until May 1, 2025, when Phillip Whittington was named Matt’s successor.  As noted previously, Matt has served as President of the Company and the Bank since July 2024 and will continue in those roles.
About 1st Security Bank of Washington
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through 27 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.
Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that 1st Security expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.
Contacts:
Joseph C. Adams
Chief Executive Officer
Matthew D. Mullet
President
(425) 771-5299
www.FSBWA.com